   Exhibit 99.1

USCORP ACQUIRES PICACHO PEAK MINING PROPERTY

Las Vegas, Nevada, –(BUSINESS WIRE) June 15, 2004 USCORP (OTCBB: USCS – Berlin WKN # A0BLBB) USCorp is pleased to announce the acquisition, through its wholly owned subsidiary, Southwestern Resource Development, Inc.,  of the “Picacho Area Claims” located in the Chocolate Mountain region of Imperial County, California, west of Picacho Peak, near the California-Arizona border.

The property is located in a district that has been producing gold since the 1800s.  The “Picacho Area Claims” are located within 5 miles of neighboring properties on all sides that have, or had, affiliations with several current and past major gold-producing companies.  Moreover, the “Picacho Area Claims” property is adjacent to a Consolidated Goldfield property.

 The “Picacho Area Claims” have been privately owned for a number of years. The former owners of the property commissioned a study of the property in 1985. Geophysical Exploration & Research Co. reported an “average free gold recovery rate of .0374 oz/ton” during bulk sampling recovery tests by dry-wash methods.

Mr. Robert Dultz, USCorp CEO reports that: “based on the 1985 report we believe that this property can develop into a major gold producing operation within a short time after we are able to begin commercial production.  With the history of this geographical area being so rich in gold deposits, USCorp intends to go into production as soon as possible after permits are obtained.  We already have commitments in place for the necessary equipment and have met with several groups interested in providing the needed financing, although we have not yet finalized these agreements” Mr. Dultz further stated:  “The “Picacho Area Claims” are the first USCorp acquisition beyond our original Twin Peaks Mine property. We continue to evaluate other promising mining properties in California, Arizona and Nevada and believe we will conclude additional acquisitions in the near future.  Growth by acquisition is a part of our business model that we believe will increase both our mineral assets and shareholder valuation.”

Mr. Dultz concluded: “USCorp has acquired the ‘Picacho Area Claims’ under terms that are very favorable to the Company. Based upon our commitment to develop this property quickly, we were able to conclude our acquisition without any cash outlay by, or debt commitment on the part of USCorp and without any dilution to our existing shareholders. Essentially, our agreement establishes a joint venture with the former owners who have retained a 20% interest in the production from the property, after expenses.”

Contact: Larry Dietz, President, 702-933-4034

USCORP

c/o CSS Nevada

4535 W. Sahara Ave., Suite 204

Las Vegas, NV 89102

http://www.uscorpnv.net

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties.  Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, 8-K and other filings with the U.S. Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.